Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 12:52 PM 09/11/2026 FILED 12:52 PM 09/11/2026 SR 20264364744 - File Number 10250533

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTIVERA VISION INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Altivera Vision Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Altivera Vision Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 2025 under the name “VisAI Partners Inc”, and was amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on March 18, 2026, which, among other things, changed the name of the Corporation to Altivera Vision Inc.

SECOND: This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and was approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

FIRST - Name

The name of the Corporation is: Altivera Vision Inc.

SECOND - Registered Agent

The Corporation’s registered office in the State of Delaware is located at 8 The Green, Suite B, in the City of Dover, County of Kent, Zip Code 19901. The registered agent in charge thereof is Northwest Registered Agent Service, Inc.

THIRD - Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH - Stock

4.1 Authorized Capital. The total number of shares which this corporation is authorized to issue is 500,000,000, consisting of two classes of shares to be designated, respectively, “Class A Common Stock” and “Class B Common Stock”. The total number of shares of Class A Common Stock that this corporation shall have authority to issue is 200,000,000 shares, each with a par value of $0.0001. The total number of shares of Class B Common Stock that this corporation shall have authority to issue is 300,000,000 shares, each with a par value of $0.0001.

4.2 Common Stock. The preferences, limitations, voting powers and relative rights of the Class A Common Stock and the Class B Common Stock are as follows:

(a) Voting Rights. The shares of Class B Common Stock shall have no voting rights of any kind, except as may be otherwise required by law. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

(b) Equal Status. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in Section 4.4 below), shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to stockholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

4.3 Right to Convert Class A Common Stock.

(a) Voluntary Conversion. Each holder of Class A Common Stock shall have the right, at such holder’s sole election and at any time or from time to time, to convert any or all of such holder’s shares of Class A Common Stock into an equal number of shares of Class B Common Stock. Any such voluntary conversion shall be effected by the holder providing written notice to the corporation stating the number of shares of Class A Common Stock the holder elects to convert, and shall be deemed to have been made at the time such notice is delivered to the corporation.

(b) Automatic Conversion Upon Transfer. Each share of Class A Common Stock shall automatically, without further action by the holder thereof or the corporation, be converted into one share of Class B Common Stock upon any Transfer of such share other than a Permitted Transfer, effective upon the consummation of such Transfer.

(c) Certain Definitions. For purposes of this Section 4.3: (i) “Transfer” of a share of Class A Common Stock means any sale, assignment, transfer, conveyance, hypothecation, gift, or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value, whether voluntary or involuntary, and whether by operation of law or otherwise, including the transfer of Voting Control over such share by proxy, voting agreement, or otherwise; provided that the grant of a revocable proxy to one or more officers or directors of the corporation at the request of the board of directors in connection with a meeting of stockholders or a solicitation of written consents shall not constitute a Transfer. (ii) “Voting Control” means, with respect to a share, the power, whether exclusive or shared, to vote or direct the voting of such share. (iii) “Permitted Transfer” means any Transfer of a share of Class A Common Stock (A) to another holder of shares of Class A Common Stock; (B) to a trust, family limited partnership, limited liability company, or other estate planning vehicle established for the benefit of the transferring holder or members of the transferring holder’s immediate family, so long as the transferring holder retains sole Voting Control over the shares so Transferred; (C) to an entity wholly owned and controlled by the transferring holder, so long as the transferring holder retains sole Voting Control over the shares so Transferred; or (D) that is approved in advance and designated a Permitted Transfer by the board of directors. If any transferee described in clause (B) or (C) ceases to satisfy the applicable condition, including the retention of sole Voting Control by the transferring holder, each share of Class A Common Stock held by such transferee shall automatically convert into one share of Class B Common Stock at such time.

(d) Effect of Conversion. Upon any conversion pursuant to this Section 4.3, the corporation shall promptly update its books and records to reflect such conversion, and each conversion under Section 4.3(b) shall be effective whether or not notice is given or any certificate or book-entry position is surrendered or updated. Upon conversion, the shares of Class A Common Stock so converted shall be retired and cancelled and shall resume the status of authorized but unissued shares of Class A Common Stock.

4.4 Change of Control Transaction. For purposes of this FOURTH Article, “Change of Control Transaction” means: (a) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or other similar transaction involving this corporation, other than any such transaction in which the holders of the voting securities of this corporation outstanding immediately prior to such transaction continue to hold, directly or indirectly, securities representing more than fifty percent (50%) of the total voting power of the surviving or resulting entity (or its parent entity) immediately following such transaction; (b) any sale, lease, exchange, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of this corporation; (c) any transaction or series of related transactions, whether by merger, consolidation, tender offer, sale or issuance of shares or otherwise, in which any person, entity or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of this corporation representing more than fifty percent (50%) of the total voting power of this corporation, other than any bona fide issuance of equity securities by this corporation for capital raising purposes; or (d) any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary.

FIFTH - Board of Directors; Bylaws.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt, amend, or repeal the Bylaws.

SIXTH - Limitation of Liability.

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the General Corporation Law of the State of Delaware is amended after the effectiveness of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any amendment, repeal, or modification of this SIXTH Article shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal, or modification with respect to acts or omissions occurring prior thereto.

IN WITNESS WHEREOF, said Altivera Vision Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Steven Silver, Chief Executive Officer, this 10th day of September, 2026.

ALTIVERA VISION INC.

By:	/s/ Steven Silver
Steven Silver, CEO